Exhibit 4.c


                  LABORATORY CORPORATION OF AMERICA HOLDINGS

                  1995 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS


   1.    Purpose

         The purpose of the Laboratory Corporation of America Holdings 1995 Stock Plan for Non-Employee Directors (the "Plan") is to promote the interests of Laboratory Corporation of America Holdings (the "Company") and its stockholders by increasing the proprietary and vested interest of non-employee directors in the growth and performance of the Company by granting such directors shares of common stock, par value $.01 per share (the "Shares"), of the Company.

   2.    Definitions

         As used herein, the following terms shall have the following meanings:

         "Common Stock Unit" shall mean the bookkeeping entry representing the equivalent of one Share.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

         "Fair Market Value" per Share shall mean (i) the closing sales price per Share on a national securities exchange for the last date preceding the Retainer Payment Date on which there was a sale of such Shares on such exchange, (ii) if the Shares are then traded on an over-the-counter market, the average of the closing bid and asked prices for the Shares in such over-the-counter market for the last date preceding the Retainer Payment Date on which there was such a sale of such Shares in such market or (iii) if the Shares are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Board may determine.

         "Retainer" shall mean the retainer payable to an Eligible Director (as defined in Section 4) for any calendar month before any reduction pursuant to this Plan, which Retainer may not be changed more often than once every six months.

         "Retainer Payment Date" shall mean the 25th day of the month preceding the month for which the retainer is due or, if such date is not a business day, the next succeeding business day.

   3.    Administration

         The Plan shall be administered by the Company's Board of Directors (the "Board"). Subject to the provisions of the Plan, the Board shall be authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the administration of the Plan; provided, however, that the Board shall have no discretion with respect to the selection of directors to receive Shares, the number of Shares to be received, or the timing of grants of Shares under the Plan, all of which shall be determined in accordance with the provisions of this Plan. The determinations of the Board in the administration of the Plan, as described herein, shall be final and conclusive. The Secretary of the Company shall be authorized to implement the Plan in accordance with its terms and to take such actions of a ministerial nature as shall be necessary to effectuate the intent and purposes thereof. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware.

   4.    Eligibility

         The class of individuals eligible to receive grants of options under the Plan shall be directors of the Company who are not employees of the Company or its affiliates ("Eligible Directors"). Any holder of Shares granted hereunder shall hereinafter be referred to as a "Participant."

   5.    Shares Subject to the Plan

         Subject to adjustment as provided in Section 7, an aggregate of 25,000 Shares shall be available for grant under the Plan. The Shares issued upon the exercise of options may be made available from authorized but unissued Shares or treasury Shares.

   6.    Grant of Shares

         (a) Except as set forth in subsection (b) below, on and after the Effective Date (as defined in Section 12), 50% of the Retainer of each Participant payable shall automatically be paid in the form of that number of Shares that results from dividing (i) 50% of the Retainer by (ii) the Fair Market Value on the Retainer Payment Date. Cash shall be paid to a Participant in lieu of a fractional Share.

         (b) Notwithstanding subsection (a) above, with respect to any Retainer Payment Date that occurs prior to the day of the 1995 Annual Shareholders Meeting, payment of 50% of the Retainer of each Participant shall be in the form of that number of Common Stock Units that results from dividing
(i) 50% of the Retainer by (ii) the Fair Market Value on such Retainer Payment Date. Each such Common Stock Unit shall be paid by delivery of one Share to such Participant promptly following the day of the 1995 Annual Shareholders Meeting; provided that in the event the Plan is not approved by shareholders at the Company's 1995 Annual Shareholders Meeting, each such Common Stock Unit shall be paid in cash in an amount equal to the Fair Market Value on the day of the 1995 Annual Shareholders Meeting. Cash shall be paid to a Participant in lieu of a fractional Share.

   7.    Listing and Registration

         Each Share shall be subject to the requirement that if at any time the Board shall determine, in its discretion, that the listing, registration or qualification of such Share upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Share, no such Share may be disposed of unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Board.


   8.    Adjustment of and Changes in Shares

         In the event of a stock split, stock dividend, subdivision or combination of the Shares or other change in corporate structure affecting the Shares, the number of Shares authorized by the Plan shall be increased or decreased proportionately, as the case may be, and the number of Shares subject to any outstanding grant shall be increased or decreased proportionately, as the case may be.

   9.    No Rights of Shareholders

         Neither a Participant nor a Participant's legal representative shall be, or have any of the rights and privileges of, a shareholder of the Company in respect of any Shares unless and until certificates for such Shares shall have been issued.

   10.   Plan Amendments

         The Plan may be amended by the Board, as it shall deem advisable or to conform to any change in any law or regulation applicable thereto; provided, that the Board may not, without the authorization and approval of shareholders of the Company, make any amendment that would require shareholder approval under Rule 16b-3 of the Exchange Act or state law. The provisions of Sections 4 and/or 6 may not be amended more often than once every six months, other than to comport with changes in the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act, or the rules under either such statute.

   11.   Effective Date and Duration of Plan

         The Plan shall become effective as of May 25, 1995 (the "Effective Date"), subject to the approval of shareholders at the Company's 1995 Annual Shareholders Meeting. The Plan shall terminate the day following the third Annual Shareholders Meeting at which Directors are elected succeeding the Annual Shareholders Meeting at which the Plan was approved by shareholders, unless the Plan is extended or terminated at an earlier date by shareholders or is terminated by exhaustion of the Shares available for issuance hereunder.